Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Adds Latin American Experience to Board of Directors with Appointment of Valdemar L. Fischer

OVERLAND PARK, Kan. (Feb. 2, 2017) – Compass Minerals (NYSE: CMP) today announced the appointment of Valdemar L. Fischer to its Board of Directors. With over 30 years of experience in agribusiness, including in Latin America, Fischer will be an important asset to the Board given the company’s recent acquisition of Produquímica Indústria e Comércio S.A. (Produquímica), a Brazilian specialty plant nutrition company.
“Compass Minerals will greatly benefit from the valuable experience Valdemar brings to our Board of Directors,” said Richard S. Grant, Compass Minerals’ lead independent director. “We believe Valdemar’s hands-on experience in growing agribusinesses in Latin America, coupled with his extensive leadership roles in large multinational companies, will provide the Board much needed insight as Compass Minerals works to unlock the full value of our recent acquisition of Produquímica and grow our specialty plant nutrition business.”
Fischer, a native of Brazil, served as the special advisor to the chief executive officer of Nufarm, a global agriculture chemicals company based in Melbourne, Australia, until his retirement in January 2017. Previously, Fischer served as Nufarm’s group executive for global marketing and product portfolio from 2015 to 2016 and general manager, Latin America from 2010 to 2015. In these positions, Fischer oversaw significant growth through market share gains and strategic product portfolio management.
Prior to joining Nufarm, Fischer held several positions with increasing responsibility at Syngenta, a Swiss agrochemical company, including regional head, NAFTA Crop Protection and regional head Latin America and Brazil.
Fischer earned a bachelor’s degree in agronomy from Universidad de Pelotas in Brazil and a master’s degree in management from Lancaster University in the UK.
With Fischer’s appointment, the Board of Directors has expanded from eight members to nine. He has been nominated for election at the company’s 2017 annual meeting of stockholders.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015 and 2016, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Media Contact	Investor Contact
Tara Hart	Theresa Womble
Manager of Corporate Affairs	Director of Investor Relations
+1.913.344.9319	+1.913.344.9362
PressRelations@compassminerals.com	InvestorRelations@compassminerals.com